Exhibit (j)(3)




                               AMENDMENT TO THE
                              CUSTODIAN CONTRACT

          AGREEMENT made this      day of          1988 by and between STATE
STREET BANK AND TRUST COMPANY ("Custodian") and ROYCE VALUE TRUST, INC.
(the "Fund").

                               WITNESSETH THAT:

          WHEREAS, the Custodian and the Fund are parties to a Custodian Contract dated October 20, 1986 (as amended to date, the "Contract") which governs the terms and conditions under which the Custodian maintains custody of the securities and other assets of the Fund:

          NOW THEREFORE, the Custodian and the Fund hereby amend the terms of the Custodian Contract and mutually agree to the following:

          Replace subsection 7) of Section 2.2 Delivery of Securities with the following new subsection 7):

          7) Upon the sale of such securities for the account of the Fund, to the broker or its clearing agent, against a receipt, for examination in accordance with "street delivery" custom; provided that in any such case, the Custodian shall have no responsibility or liability for any loss arising from the delivery of such securities prior to receiving payment for such securities except as may arise from the Custodian's own negligence or willful misconduct;

          IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the day and year first above written.

ATTEST                                   ROYCE VALUE TRUST, INC.



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ATTEST                                   STATE STREET BANK AND TRUST COMPANY



__________________________               By   _________________________
Assistant Secretary                           Vice President